 Blue Sphere Corporation S-1/A

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated January 13, 2016 relating to the financial statements of Blue Sphere Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about its ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/S/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.,

Certified Public Accountants

A Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

February 2, 2017